Exhibit 10.8

ABINGTON SAVINGS BANK
BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN
(AMENDED AND RESTATED AS OF NOVEMBER 28, 2007)

ARTICLE I

PREAMBLE

Effective as of November 28, 2007, the Abington Savings Bank (the “Bank” or the “Employer”) Board of Directors Deferred Compensation Plan (the “Prior Plan”) was amended and restated in its entirety.  The effective date of the Prior Plan was January 1, 1996, which was subsequently amended and restated effective as of October 20, 2004.  The amended and restated plan shall be known as the Abington Savings Bank Board of Directors Deferred Compensation Plan (the “Plan”) and shall in all respects be subject to the provisions set forth herein.  The purpose of this Plan is to provide specified benefits to individual Directors.

This Plan amends and restates the Prior Plan in its entirety as hereinafter set forth in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the final regulations issued by the Internal Revenue Service in April 2007, with none of the benefits payable under this Plan to be deemed grandfathered for purposes of Section 409A of the Code.  The Plan has been and shall continue to be operated in compliance with Section 409A of the Code.  The provisions of the Plan shall be construed to effectuate such intentions.

The Bank has herein restated the Plan with the intention that the Plan shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The provisions of the Plan shall be construed to effectuate such intentions.

ARTICLE II

DEFINITIONS

For the purposes of the Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1           Accumulation Account. “Accumulation Account” shall mean the account maintained on the books of the Employer for each Participant with respect to the Plan.  Each Participant’s Accumulation Amount shall consist of the following sub-Accounts: (i) Cash Account, a sub-account that is credited with all investments other than assets credited to the Stock Units Account; (ii) Stock Units Account, a sub-account that is credited with Stock Units; and (iii) such other sub-accounts as may be necessary to reflect such Plan Year’s allocation and such further sub-Accounts as the Committee may deem necessary.  The Stock Units Account (i) may not be diversified; (ii) must remain at all times credited with units that represent Company Stock; and (iii) must be distributed solely in the form of Company Stock.  A Participant’s Accumulation Account shall be utilized solely as a device for the measurement and determination of any benefits payable to the Participant pursuant to this Plan.  A Participant shall have no interest in his Accumulation Account, nor shall it constitute or be treated as a trust fund of any kind.

2.2           Base Fee.  “Base Fee” shall mean, for a Plan Year, the Base Fee payable to a Participant by the Bank in that Plan Year.

2.3           Beneficiary.  “Beneficiary” shall mean the person, persons or entity designated by the Participant as provided in Article VIII to receive any benefit payable under the Plan with respect to the Participant after his or her death.

2.4           Board.  “Board” shall mean the Board of Directors of Abington Savings Bank.

2.5           Change in Control.  “Change in Control” shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

2.6           Company.  “Company” shall mean Abington Bancorp, Inc. or any successor thereto.

2.7           Company Stock.  “Company Stock” shall mean the common stock, $0.01 par value, of the Company.

2.8           Committee.  “Committee” shall mean the Employee Benefit Committee.

2.9           Deferral Benefit.  “Deferral Benefit” shall mean the benefit payable to a Participant (or Beneficiary) under the Plan, as provided in Article VI.

2.10        Determination Date.  “Determination Date” shall mean the date on which the amount of a Participant’s Accumulation Account is determined as provided in Article V. The last day of each calendar year shall be a Determination Date.

2.11        Director.  “Director” shall mean a member of the Board of Directors of the Bank.

2.12        Disability or Disabled.  “Disability” or “Disabled” shall mean a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank (or would have received such benefits if the Participant was eligible to participate in such plan).  The determination of the Board as to Disability shall be binding on a Participant.

2.13       Participant.   “Participant” shall mean a Director who has elected to participate in the Plan for the following Plan Year.

2.14       Plan Year.    “Plan Year” shall mean the calendar year commencing January 1 and ending the following December 31st.

2.15       Retirement Age.  “Retirement Age” shall mean the first day of the first year following the Participant’s seventy-fifth (75th) birthday.

2.16       Retirement Date.  “Retirement Date” shall mean the date of a Participant’s Separation from Service after having attained Retirement Age.

2.17       Separation from Service.  “Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to the Company and the Bank for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

2.18       Spouse.  “Spouse” shall mean a Participant’s wife or husband who was lawfully married to the Participant.

2.19       Stock Units.  “Stock Units” shall represent shares of Company Stock, with each Stock Unit representing one share of Company Stock.

ARTICLE III

ADMINISTRATION

3.1         Committee Duties. The Board shall appoint a Committee of not less than three (3) members to administer and interpret the Plan. Members of the Committee shall be selected by the Board in its sole discretion and any member of the Committee may be removed by the Board at any time, with or without cause. Members of the Committee may be Participants under the Plan, but no member of the Committee who is a Participant shall vote on any matter relating to his or her own benefits. The Committee shall have the authority to adopt, amend, interpret and enforce rules and regulations for the operation and administration of the Plan and decide or resolve any and all questions relating to the Plan.

3.2         Agents. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and consult with counsel who may be counsel to the Bank.

3.3         Binding Effect of Decisions. Any decision or action of the Committee relating to the Plan shall be final, conclusive and binding upon all Participants, Beneficiaries and other persons having any interest in the Plan.

ARTICLE IV

PARTICIPATION AND DEFERRAL ELECTIONS

4.1  Participation; Deferral Elections.  Each Participant shall complete, execute and return to the Committee a Deferral Election Form (as defined in Section 4.2(a) of the Plan) prior to the election deadlines set forth in Section 4.2 below.  In addition, whenever a Deferral Election Form is submitted in the future, the Participant shall also complete, execute and return a Payment Election Form (as defined in Section 6.1 of the Plan), unless a prior Payment Election Form has already been submitted.

4.2  Timing of Initial Deferral Election.

(a)  Generally.  An election form to defer Base Fees (the “Deferral Election Form”) (a copy of which is attached as Appendix A) must be received by the Committee prior to the date specified in this Section 4.2.  Any elections to defer Base Fees must be made on or prior to the December 31st preceding the calendar year in which such income shall be earned, subject to the exception provided in Section 4.2(b) below.  Under no circumstances may a Participant defer Base Fees to which the Participant has already attained, at the time of the deferral, a legally enforceable right to receive such Base Fees.

(b)  New Participant.  Notwithstanding anything in the Plan to the contrary, in the case of the first year in which a Participant becomes eligible to participate in the Plan, an election to defer Base Fees may be made for services to be performed subsequent to the election within thirty (30) days of the date the Participant first becomes eligible to participate in this Plan, with such election to be effective as of the first day of the immediately following calendar quarter.

(c)  A Participant may not elect to change his deferral election that is in effect for a Plan Year.  A Participant may change a deferral election for a subsequent Plan Year, provided that the subsequent deferral election is made on or prior to the December 31st preceding the calendar year in which such income shall be earned.

4.3  Deferral Amount.  Each Plan Year, the Board shall contribute the Base Fee that a Participant has elected to defer pursuant to this Article IV of the Plan to the Participant’s Accumulation Account.

ARTICLE V

ACCUMULATION ACCOUNT

5.1       Determination of Accumulation Account.  Amounts credited under this Plan will be credited to one or more bookkeeping accounts (including the Cash Account and/or the Stock Units Account) for the Participant in accordance with the Participant’s investment election (subject to the ability of the Committee to override the investment election at its sole discretion) on an investment election form supplied by the Bank (the “Investment Election Form”), a copy of which is attached as Appendix B.  The Participant’s ultimate deferred compensation payments shall be based on the aggregate value of the Cash Account and the aggregate number of Stock Units accrued in the Stock Units Account (and any other sub-accounts) determined as hereinafter set forth:

(a)           A Participant may elect on an Investment Election Form that all or any part of amounts contributed be credited to the Cash Account.  All amounts credited to the Cash Account shall be credited with earnings at a rate (adjusted annually) equal to the average of the Employer’s average cost of funds and the average yield on the interest-earning assets for such Plan Year.

(b)           A Participant may elect that all or any part of amounts contributed be credited to the Stock Units Account.  All amounts credited to the Stock Units Account shall be applied to the crediting of Stock Units.  The number of Stock Units credited to a Participant’s Stock Units Account shall equal the dollar amount credited to such account during the calendar quarter divided by the fair market value of one share of Company Stock as of the last business day of such calendar quarter.  Fractional Stock Units will be used.  Each Stock Unit shall be deemed to pay dividends as if it were one share of Company Stock, and any such deemed dividends will result in the crediting of additional Stock Units to the Stock Units Account as of the last business day of the calendar quarter in which such dividends are paid, with the number of Stock Units so credited to be calculated in the manner set forth above for contributions based on the fair market value of one share of Company Stock as of such date.  After the crediting of Stock Units to the Stock Units Account, subsequent fluctuations in the fair market value of the Company Stock shall not result in any change in the number of such Stock Units then credited to the Stock Units Account.

(c)           In the event of any change in the outstanding shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Stock Units Account of each Participant shall be adjusted by the Committee in a reasonable manner to compensate for the change, and any such adjustment by the Committee shall be conclusive and binding for all purposes of the Plan.

(d)           Neither a Participant nor the Committee are permitted to transfer amounts between the Cash Account and the Stock Units Account, with the exception that Participants were given the ability in connection with the mutual to stock conversion of the Bank to transfer amounts from the Cash Account to the Stock Units Account.  However, if a successor Investment Election Form is properly filed with and accepted by the Committee, such Investment Election Form may contain revised instructions as to the proportion of future contributions to be credited to each of the Cash Account and the Stock Units Account, effective as provided in Section 5.1(e) of the Plan.

(e)           An Investment Election Form shall continue in effect from calendar year to calendar year unless replaced by a subsequent Investment Election Form, with such new election to be effective as of the last day of the immediately following calendar quarter.

5.2           Vesting and Forfeiture of Accumulation Account.  Each Participant shall at all times be 100% vested as to the balance of his or her Accumulation Account, except that the Accumulation Account is subject to forfeiture as set forth in Section 6.6 of the Plan.

5.3           Statement of Accounts. Within 90 days after the close of each Plan Year, the Committee shall submit to each Participant a statement in such form as the Committee deems desirable setting forth the balance as of the last day of the Plan Year in each Accumulation Account maintained for the Participant.

ARTICLE VI

BENEFITS

6.1           Deferral Benefits. A Participant’s Deferral Benefits shall be an amount equal to the value of the Participant’s Accumulation Account as of the Determination Date immediately preceding the date of payment.  The Deferral Benefits shall be payable upon any of the following events indicated on the form used by the Participant to select his or her payment events (the “Payment Election Form”, a copy of which is attached as Appendix C) or, if more than one event is selected, upon the first to occur of the events selected:  (a) death, (b) Disability, (c) a Separation from Service for reasons other than death or Disability, (d) a specified date, which may be prior to a Separation from Service (i.e., an in-service distribution) or (e) an unforeseeable emergency as set forth in Section 6.3 below (collectively, the “Payment Events”).  The Deferral Benefits shall be distributed as set forth in Articles VI and VII of this Plan.

6.2           Death Benefit. Upon the death of a Participant prior to a Separation from Service, the Beneficiary of the deceased Participant shall be paid a benefit amount equal to 100% of his or her Accumulation Account. Payment of death benefits shall be in a single lump sum payment and shall be paid within 60 days after the Committee has received notification of a Participant’s death, unless the Participant otherwise elects pursuant to Article VII hereof.

6.3           Unforeseeable Emergency.  Notwithstanding anything in the Plan to the contrary, in the event that, upon written petition of the Participant, the Committee determines, in its sole discretion, that the Participant has suffered an unforeseeable emergency, the Employer may thereupon pay to the Participant, within 60 days following such determination, such amount as it deems necessary to meet the unforeseeable emergency.  A distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be (1) relieved through reimbursement or compensation from insurance or otherwise, (2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or (3) by cessation of deferrals under the Plan.  A payment under this Section 6.3 of the Plan may not be in excess of the Deferral Benefit to which the Participant would have been entitled pursuant to Section 6.1 of the Plan if the Participant had a Separation from Service on the date of such determination of unforeseeable emergency by the Committee.  Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  For purposes of the Plan, an unforeseeable emergency is a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (within the meaning of Section 152(a) of the Code), (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

6.4           Withholding. To the extent required by the law in effect at the time payment(s) of Deferral Benefits are made, the Bank shall withhold from such payment(s) any taxes or other amounts required by law to be withheld.

6.5           Determination of Deferral Benefits. A Participant’s Deferral Benefit shall be determined as of the Determination Date immediately preceding the date of payment of a benefit under this Plan.

6.6           Forfeiture of Benefits. Notwithstanding anything contained herein to the contrary, a Participant shall forfeit his or her right to receive any benefit from the Employer under this Plan if he or she shall engage in conduct intended to defraud the Employer or shall within one (1) year of termination of employment obtain employment with a banking institution which directly competes with the Employer in its geographical locale, being Montgomery, Bucks and Philadelphia counties.  This Section 6.6 of the Plan shall not be applicable on or after a Change in Control.

ARTICLE VII

DISTRIBUTIONS AND CHANGES IN PAYMENT ELECTIONS

7.1           General.  A Participant’s Accumulation Account may not be distributed prior to any of the Payment Events set forth in Section 6.1.  The amounts credited to a Participant’s Accumulation Account shall be distributed to a Participant as indicated on the Participant’s Payment Election Form, a copy of which is attached as Appendix C.  Any distribution from the Stock Units Account must be solely in the form of whole shares of Company Common Stock and cash will not be distributed in lieu of fractional shares.  The form of benefit payment may be in a single lump sum payment or in annual or monthly installment payments not in excess of fifteen years, as specified on a Participant’s Payment Election Form.

7.2           Payment Dates.  If the Deferral Benefits are to be paid in a single lump sum payment, the lump sum shall be paid as follows:  (i) in the event of death or Disability, within 60 days after the Committee has received notification of the Participant’s death or Disability, or (ii) in the event of a Separation from Service for reasons other than death or disability, on the later of (A) January 1st of the year immediately following such Separation from Service or (B) the first day of the month following the lapse of six months after the date of the Separation from Service.  If the Deferral Benefits are to paid in installments, then the first installment shall be paid as follows:  (iii) in the event of death or Disability, within 60 days after the Committee has received notification of the Participant’s death or Disability, or (iv) in the event of a Separation from Service for reasons other than death or Disability, on the later of (A) January 1st of the year immediately following such Separation from Service or (B) the first day of the month following the lapse of six months after the date of the Separation from Service.  All subsequent annual installments shall be paid on January 1st of each year, commencing with the year following the year in which the first annual installment was paid, and all subsequent monthly installments shall be paid on the first day of each succeeding month, in each case for the time period selected by the Participant on his Payment Election Form.

7.3           Amount of Each Installment.  The dollar amount of each installment paid to a Participant or his or her beneficiaries shall be determined by multiplying the value of the Participant’s Accumulation Account as of the Determination Date immediately preceding such payment by a fraction.  The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of installments remaining to be paid to the Participant or his or her beneficiaries, including the installment for which the calculation is being made. For example, if a Participant elected to receive 10 annual installments, the amount of the first annual installment shall be 1/10th of the Participant’s Accumulation Account, the second annual installment shall be 1/9th of the then remaining Accumulation Account, and so on.

7.4           Prior Elections.  Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Section 7.5 or 7.6 below and such payment election becomes effective as set forth below.  If no payment election was previously made, then the current payment election shall be deemed to be as follows:  (i) in the event of a Separation from Service, a single lump sum payment as of the later of (A) January 1st of the year immediately following such Separation from Service or (B) the first day of the month following the lapse of six months after the date of the Separation from Service, and (ii) in the event of death, a single lump sum payment as set forth in Section 6.2 of the Plan.

7.5           Transitional Elections Prior to 2009.  On or before December 31, 2008, if a Participant wishes to change his payment election as to either the time or form of payment or both, the Participant may do so by completing a Payment Election Form approved by the Committee, provided that any such election (i) must be made prior to the Participant’s Separation from Service or death, (ii) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Committee, (iii) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (iv) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

7.6           Changes in Payment Elections after 2008.  On or after January 1, 2009, if a Participant wishes to change his or her payment election as to either the time or form of payment or both, the Participant may do so by completing a Payment Election Form approved by the Committee, provided that any such election (i) must be made prior to the Participant’s Separation from Service or death, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Committee, and (iv) for payments to be made other than upon death or Disability, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Plan and clause (iv) above, all installment payments under this Plan shall be treated as a single payment.

ARTICLE VIII

BENEFICIARY DESIGNATION

8.1           Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his or her Beneficiary or Beneficiaries (both primary and contingent) to whom any benefits under this Plan shall be paid after his or her death. A Beneficiary designation shall be made by filing a written instrument (on a form prescribed by the Committee) with the Committee and shall become effective when received and accepted by the Committee.

8.2           New Beneficiary Designation. Any Beneficiary designation may be changed by a Participant by filing a new Beneficiary designation. The filing of a new Beneficiary designation will supersede all Beneficiary designations previously filed when received and accepted by the Committee. Any final decree of divorce of a Participant subsequent to the date of filing of a Beneficiary designation shall revoke any Beneficiary designation in favor of the former Spouse, provided the Committee shall have actual notice of such decree.

8.3           No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if his or her Beneficiary designation is revoked by divorce, or if all designated Beneficiaries predecease the Participant or die prior to complete payment of the Participant’s Deferral Benefits, the Participant’s designated Beneficiary shall be deemed to be the person or persons surviving him or her in the first of the following classes in which there is a survivor:

(a)           to the surviving Spouse;

(b)           to the Participant’s children, per stirpes; or

(c)           the Participant’s estate.

8.4           Effect of Payment. The payment of a Participant’s vested benefit to the deemed Beneficiary shall completely discharge the Bank’s obligation to the Participant or the Participant’s Beneficiary under this Plan.

8.5           Effect of Death After Separation from Service. Upon the death of a Participant after Separation from Service, the Beneficiary shall be paid any unpaid balance of the Participant’s Deferral Benefits at such time or times and in such amount or amounts as if the Participant had not died.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1           Amendment. The Board may at any time and from time to time amend, suspend or terminate this Plan or a Participant’s participation therein; provided, however, that no amendment, suspension or termination may impair the rights of a Participant (or, in the case of a Participant’s death, his Beneficiary or estate) to receive payment of amounts credited to such Participant’s Accumulation Account(s) prior to the effective date of such amendment, suspension or termination.  Notwithstanding anything in the Plan to the contrary, the Board may amend in good faith any terms of the Plan, including retroactively, in order to comply with Section 409A of the Code.

9.2           Termination. Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the Payment Events specified herein, except as provided in this Section 9.2.  The Bank may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s Accumulation Account in accordance with Section 409A of the Code:

(i)
the Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Company and/or the Bank that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) each Participant and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Company and the Bank irrevocably take all necessary action to terminate the Plan and the other aggregated arrangements;

(ii)
the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Company or the Bank and (1) all arrangements sponsored by the Company and/or the Bank that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within 24 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements; and (4) neither the Company nor the Bank adopts a new arrangement that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Company and the Bank take all necessary action to irrevocably terminate the Plan; or

(iii)
the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in such Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

9.3           ERISA; Code. It is intended that this Plan be neither an “employee welfare benefit plan” nor an “employee pension benefit plan” for purposes of ERISA. It is further intended that this Plan will not cause the interest of a Participant in the Plan to be includable in his or her (or his or her Beneficiary’s) gross income prior to his or her actual receipt of Deferral Benefits for purposes of the Code. The Board shall also terminate the Plan if it determines, based on an opinion of legal counsel which is satisfactory to the Board, that either:

(1)           judicial authority or the opinion of the U. S. Department of Labor, Treasury Department or Internal Revenue Service (as expressed in proposed or final regulations, advisory opinions or rulings, or similar administrative announcements) creates a significant risk that the Plan will be held to be subject to ERISA or will cause current taxation to Participants under the Code, or

(2)           ERISA or the Code require the Plan to be amended in a way that creates a significant risk that the Plan will be held to be subject to ERISA or will cause current taxation to Participants under the Code, and failure to so amend the Plan could subject the Bank to material penalties. Upon any such termination, the Board shall if it is deemed reasonable, in the sole discretion of the Board, transfer Participant rights and obligations under the Plan to a new plan to be established by the Board which is not deemed to be subject to ERISA or to cause current taxation to Participants under the Code, but which is similar in other respects to the Plan, if it is not deemed reasonable, in the sole discretion of the Board.

ARTICLE X

MISCELLANEOUS

10.1           Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assignees shall have no legal or equitable rights, interests or claims in any property or assets of the Bank held in any way as collateral security for the fulfilling of the obligations of the Bank under this Plan. Any and all of the Bank’s assets shall be and remain the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under this Plan shall be an unfunded and unsecured promise of the Bank to pay money in the future limited by the provisions in the Plan documents.

10.2           Obligation to Employer. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at that time the Participant has outstanding any debt, obligation or other liability representing an amount (whether liquidated or unliquidated) owing to the Bank, or any direct or indirect parent, subsidiary or affiliate of the Bank, then the Bank may fully offset such amount against the amount of the Deferral Benefits otherwise payable to the Participant. Such determination shall be made by the Committee.

10.3           Nonassignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the Deferral Benefits payable hereunder, or any part thereof, which Deferral Benefits are expressly declared to be non-assignable and non-transferable. No part of the Deferral Benefits shall, prior to actual payment, be subject to seizure or sequestration for the payments of debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.4           Not a Contract of Employment. The terms and conditions of the Plan are not and shall not be deemed to constitute a contract of employment between the Bank and the Participant, and the Participant (or his or her Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to enter into the employ or to be retained in the employ of the Bank, or to limit in any way the right of the Board to discipline or discharge the Participant at any time.

10.5           Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where such should so apply.

10.6           Cooperation. A Participant will cooperate with the Bank by furnishing any and all information requested by the Bank, by taking such physical examinations as the Bank may request and by taking such other action as may be requested by the Bank.

10.7           Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8           Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania.

10.9           Validity. In any case where a provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions, but the Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

10.10        Form of Communication. Any election, claim, notice or other communication required or permitted to be made by a Participant under the Plan shall be made in writing and on such form as shall be prescribed. Such communication shall be effective when received and accepted by the Committee. Such communication shall be addressed to: Employee Benefit Committee, Abington Savings Bank, 180 Old York Road, Jenkintown, PA 19046 or such other address as the Committee may specify in a written communication to the Participants.

10.11        Successors. The provisions of the Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Bank and successors of the Bank or other business entity.

10.12       Claims Procedure. Any claim for unpaid benefits deemed by a claimant to be owing must be made in writing to the Committee by the claimant or the claimant’s authorized representative within 60 days from the date such payments are not made. The Committee shall inform the claimant of the date on which the claim is received and accepted for review. The claim shall be reviewed by the Committee. The Committee shall, within 90 days of the receipt of the claim, notify the claimant that the claim has been approved, denied or an additional 90 days is required for review. (Failure of the Committee to take action within such 90 days shall be deemed a denial.) If the claim is denied in whole or in part, the Committee shall set forth the specific reasons for the denial, including the provisions of this Plan upon which the denial is based. The notice shall also describe any additional information or material necessary to perfect the claim, including the reasons therefor, and state that a review of the denial may be obtained if desired.

If a review of denial is requested, it shall be directed in writing by the claimant or the claimant’s authorized representative to the Committee within 60 days after receipt by the claimant of the notice of denial. In preparing for a request for review of a denial, the claimant or the claimant’s authorized representative may examine this Plan and any other related documents and submit issues and comments in writing. The Committee, applying its sole discretion, shall then conduct the review and provide its written decision to the claimant within 60 days after receipt of the request for review. The decision shall be in writing and shall include specific reasons for the decision, as well as specific references to the provisions of this Plan upon which the decision is based.

ADOPTED pursuant to resolution of the Board of Directors of Abington Savings Bank wherein an authorized officer of Abington Savings Bank shall execute in the name of and on behalf of Abington Savings Bank this Plan as of the 28th day of November 2007.

Attest		ABINGTON SAVINGS BANK

/s/ Edward W. Gormley
Name:	Edward W. Gormley	By:	/s/ Robert W. White
Robert W. White
President and Chief Executive Officer